Exhibit 3.1(a)

CERTIFICATE OF AMENDMENT

TO

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION
OF
CASPER SLEEP INC.

Casper Sleep Inc., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the “DGCL”), does hereby certify as follows:

FIRST: The name of this corporation is Casper Sleep Inc. (hereinafter referred to as the “Corporation”).

SECOND: The Corporation’s original Certificate of Incorporation was filed with the Secretary of State of the State of Delaware on October 24, 2013 under the name Providence Mattress Company. The Amended and Restated Certificate of Incorporation was filed with the Secretary of State of the State of Delaware on February 1, 2019 (as amended from time to time, the “Restated Certificate”).

THIRD: Pursuant to Section 242 of the DGCL, this Certificate of Amendment to Amended and Restated Certificate of Incorporation of the Corporation (this “Certificate of Amendment”) hereby amends the Restated Certificate, as set forth below:

1.                                      Article IV of the Restated Certificate is hereby amended and restated to read in its entirety as follows:

“The total number of shares of stock that the Corporation shall have authority to issue is 75,257,270, consisting of 56,044,358 shares of Common Stock, $0.000001 par value per share, and 19,212,912 shares of Preferred Stock, $0.000001 par value per share. The first series of Common Stock shall be designated “Class A Common Stock” and shall consist of 19,044,358 shares. The second series of Common Stock shall be designated “Class B Common Stock” and shall consist of 37,000,000 shares. The first series of Preferred Stock shall be designated “Series Seed Preferred Stock” and shall consist of 3,951,636 shares. The second series of Preferred Stock shall be designated “Series A Preferred Stock” and shall consist of 4,753,421 shares. The third series of Preferred Stock shall be designated “Series B Preferred Stock” and shall consist of 2,378,594 shares. The fourth series of Preferred Stock shall be designated “Series C Preferred Stock” and shall consist of 5,440,496 shares. The fifth series of Preferred Stock shall be designated “Series D Preferred Stock” and shall consist of 2,688,765 shares.”

FOURTH: This Certificate of Amendment has been duly approved and adopted by the Board of Directors and stockholders of the Corporation in accordance with Sections 141, 228 and 242 of the DGCL.

(Signature page follows)

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to be executed by a duly authorized officer of this corporation on October 3, 2019.

CASPER SLEEP INC.

By:	/s/ Philip A. Krim
Name:	Philip A. Krim
Title:	President